ALBERTO IBARGÜEN ELECTED TO PEPSICO BOARD OF DIRECTORS

PURCHASE, N.Y., Sept. 16, 2005 – PepsiCo today announced the election of Alberto Ibargüen to its board of directors, following a board meeting. Mr. Ibargüen will join the board effective Oct. 1, and he will serve on the board’s audit committee.

Mr. Ibargüen previously was chairman of the Miami Herald Publishing Company, a Knight Ridder subsidiary that publishes newspapers in print and online, tourist publications and other magazines, and had served as publisher of The Miami Herald and El Nuevo Herald.

In July 2005, he became president and chief executive officer of the John S. and James L. Knight Foundation, a major supporter of journalism programs and civic advancement in the 26 U.S. communities where the Knight brothers had newspapers.

Mr. Ibargüen first became a newspaper executive with Times Mirror Co. (now Tribune Company) in 1984 as senior vice president for finance and administration at The Hartford Courant. He was subsequently executive vice president at Newsday and New York Newsday.

Before venturing into his newspaper career, he practiced law in Hartford, Connecticut. He founded the Puerto Rican Center for Justice as part of the Hartford Legal Aid Society, and later practiced law at Updike, Kelly & Spellacy in Hartford.

Mr. Ibargüen holds a B.A. in history from Wesleyan University in Connecticut, and a J.D. from the University of Pennsylvania Law School. He currently serves on the board of the Newseum museum in Washington, DC, and is a member of the Trustees’ Council of the National Gallery of Art. He also serves on the Advisory Council of the Public Company Accounting Oversight Board. Until March, he served as chairman of the board for PBS, the Public Broadcasting Service.

Mr. Ibargüen’s election to PepsiCo’s board keeps the total number of directors at 14, and the total number of independent outside directors at 12. In addition, the board has two inside directors, Steve Reinemund, PepsiCo’s chairman and CEO, and Indra Nooyi, the Company’s president and chief financial officer.

About PepsiCo

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $29 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 16 brands that generate $1 billion or more each in annual retail sales.

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